“...one of the better tech funds around”

Morningstar 1.23.05

For broker/dealer information only.

PA Distributors LLC

2187 Atlantic Street

Stamford, CT 06902

RCM Global Technology Fund– Don’t Take Our Word For It

“An excellent choice within this high-risk category.”

(Morningstar 1.23.05)

RCM Global Technology Fund is led by a highly experienced management team that has produced strong competitive returns for shareholders over the short and long term. But don’t take our word for it. Consider our Morningstar reviews and track record.

For broker/dealer information only.

The Value of Experience

“Huachen Chen and Walter Price bring a great deal of experience and a disciplined approach to the table.”

(Morningstar 1.18.05)

•	Portfolio managers Chen and Price have managed tech money together for more than 10 years

•	The two have managed the RCM Global Technology Fund since its inception in December 1995—far exceeding the average tenure of less than 5 years for managers within the Morningstar Specialty-Technology category

Average Annual Total Return (as of 12/31/04)

	1 yr	3 yrs	5 yrs	Since Inception* (12/27/95)
RCM Global Technology Fund A at NAV	17.49%	5.56%	-9.59%	17.68%
RCM Global Technology Fund A at MOP	11.03%	3.58%	–10.61%	16.95%
Goldman Sachs Technology Index	2.47%	-2.08%	-16.10%	9.30%
NASDAQ Composite Index	8.60%	3.72%	-11.76%	8.41%
Lipper Science & Technology Funds Average	3.97%	-2.71%	-16.49%	6.63%

Performance quoted represents past performance. Past performance is no guarantee of future results. Investment return and the principal value of an investment will fluctuate. Shares may be worth more or less than original cost when redeemed. Current performance may be lower or higher than performance shown. For performance current to the most recent month-end, visit our website at www.pimcoadvisors.com. The MOP returns take into account the 5.5% maximum initial sales charge.

*	This is the inception date of the oldest share class, which for this Fund is the Institutional share class. The returns presented are for Class A shares, which were first offered in 2/02. Returns measure performance from the inception of the oldest share class to the present, so some returns predate the inception of Class A. Those returns are calculated by adjusting the oldest share class returns to reflect the A shares’ different operating expenses. Total return performance assumes that all dividend and capital gains distributions were reinvested on the payable date and does not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares.

For more information on RCM Global Technology Fund, visit our Web site at www.pimcoadvisors.com or call us at 1-800-628-1237.

For broker/dealer information only.

This Fund may invest its assets in common stocks of technology companies; the portfolio will represent at least three countries. The Fund may invest in non-U.S. companies and in emerging market companies. Concentrating assets in the technology sector, which tends to be more volatile than the overall stock market, may add additional risk compared to a diversified portfolio. Investing in non-U.S. securities may entail greater risk due to foreign economic and political developments; this risk may be enhanced when investing in emerging markets. This Fund may invest in IPOs and smaller companies, which may be more volatile than larger companies. IPOs are subject to risk in that the securities have no trading history and the price may be volatile. This Fund may use derivative instruments for hedging purposes or as part of its investment strategy. Use of these instruments may involve certain costs and risks such as liquidity risk, interest rate risk, market risk, credit risk, management risk and the risk that a fund could not close out a position when it would be most advantageous to do so. Portfolios investing in derivatives could lose more than the principal amount invested in those instruments.

The Lipper Averages are calculated by Lipper, Inc. They are based on the total return performance, with distributions reinvested and operating expenses deducted, of funds included by Lipper in the stated category. Lipper does not take into account sales charges.

The Goldman Sachs Technology Index is a modified capitalization-weighted index of selected technology stocks. The NASDAQ Composite Index is a market-value-weighted, technology-oriented index composed of approximately 5,000 domestic and foreign securities. PA Distributors LLC, 2187 Atlantic Street, Stamford, CT, 06902, www.pimcoadvisors.com, 1-888-877-4626. If used after 3/31/05, this material must be accompanied by the most recent performance supplement. NOT FDIC INSURED / MAY LOSE VALUE / NO BANK GUARANTEE